Exhibit 99

NewsRelease
Corporate Communications

	MEDIA	INVESTORS
	Janis Smith	Bob Strickland
	415-396-7711	415-396-0523

NICHOLAS MOORE ELECTED TO

WELLS FARGO & COMPANY BOARD

SAN FRANCISCO, February 28, 2006 – Wells Fargo & Company (NYSE:WFC) today said that Nicholas G. Moore, retired global chairman of PricewaterhouseCoopers, has been elected to the Company’s Board of Directors.

“We’re very fortunate that Nick brings to our Board almost four decades of client and management experience in audit and professional services, and we look forward to benefiting from his expertise and counsel,” said Wells Fargo Chairman and CEO Dick Kovacevich. “His contributions will help us continue to make progress toward our vision of satisfying the financial needs of all our customers and helping them succeed financially.”

Moore has served as chairman of Coopers & Lybrand International as well as chairman and CEO of Coopers & Lybrand LLP (the U.S. firm). After effecting the 1998 merger of Price Waterhouse and Coopers & Lybrand, he served as CEO of the U.S. firm of PricewaterhouseCoopers, and for three years as global Chairman.

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He joined Coopers & Lybrand in 1968 and became partner in 1974. Moore received a Bachelor of Science degree in Accounting from St. Mary’s College (Moraga, Calif.) and a Juris Doctor degree from Hastings College of Law, the University of California. He is a member of the American Institute of CPAs, the California Bar Association, and served as a trustee of the Financial Accounting Foundation, the entity that oversees the Financial Accounting Standards Board (FASB).

Moore joins on the Wells Fargo & Company Board:

J.A. Blanchard III, Chairman, ADC Telecommunications, Eden Prairie, Minn.

Lloyd H. Dean, President, CEO, Catholic Healthcare West, San Francisco, Calif.

Susan E. Engel, Chairwoman, CEO, Lenox Group, Inc., Eden Prairie, Minn.

Enrique Hernandez, Jr., Chairman, CEO, Inter-Con Security Systems, Inc., Pasadena, Calif.

Robert L. Joss, Philip H. Knight Professor and Dean, Stanford U. Graduate School of Business, Palo Alto, Calif.

Reatha Clark King, Retired President, Board Chair, General Mills Foundation Minneapolis, Minn.

Richard M. Kovacevich, Chairman, CEO, Wells Fargo & Company, San Francisco, Calif.

Richard D. McCormick, Chairman Emeritus, US WEST, Inc., Denver, Colo.

Cynthia H. Milligan, Dean, College of Business Administration, University of Nebraska – Lincoln

Philip J. Quigley, Retired Chairman, President, CEO, Pacific Telesis Group, San Francisco, Calif.

Donald B. Rice, Chairman, President, CEO, Agensys, Inc., Santa Monica, Calif.

Judith M. Runstad, Of Counsel, Foster Pepper PLLC, Seattle, Wash.

Stephen W. Sanger, Chairman, CEO, General Mills, Inc., Minneapolis, Minn.

Susan G. Swenson, Former COO, T-Mobile USA, Inc., San Diego, Calif.

Michael W. Wright, Retired Chairman, CEO, SUPERVALU INC., Eden Prairie, Minn.

Wells Fargo & Company is a diversified financial services company with $482 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to

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more than 23 million customers from more than 6,200 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only U.S. bank to receive the highest possible credit rating, “Aaa,” from Moody’s Investors Service.

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